Exhibit 15 (f)
Consent of independent registered public accounting firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852, No. 333-119375, No. 333-125280, No. 333-104104 and No. 333-140784) and in the Registration Statements on Form F-3 (No. 333-04582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated April 9, 2007, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of LG.Philips LCD Co., Ltd. and its subsidiaries, which appears in this Form 20-F/A of Koninklijke Philips Electronics N.V.
/s/ Samil PricewaterhouseCoopers
Seoul, Korea
June 4, 2007